                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               FMC GOLD COMPANY
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               FMC GOLD COMPANY
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

FMC GOLD COMPANY LOGO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                   Reno,
                                                                   Nevada
                                                                  March 20, 1995

To the Stockholders:

The Annual Meeting of the Stockholders of FMC Gold Company (the "Company") will be held in the Gold Room of The Stanford Court Hotel, Nob Hill, San Francisco, California, on Wednesday, May 3, 1995, at 11:00 AM for the following purposes:

  1. To elect six directors of the Company to hold office for one year and until their successors are respectively elected and qualified;

  2. To ratify the appointment of KPMG Peat Marwick, LLP as the Company's independent auditors for fiscal year 1995; and

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 15, 1995, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting at the offices of Pillsbury, Madison & Sutro, 235 Montgomery Street, Suite 1652B, San Francisco, California, Attention: E. Griffin, for a period of 10 days prior to the meeting.

IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY.

                                        By order of the Board of Directors

                                        Robert L. Day
                                        Secretary

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 Solicitation..............................................................   1
   I. Election of Directors...............................................    1
      Nominees for Director...............................................    2
      Information Concerning the Board of Directors.......................    2
      Security Ownership of the Company...................................    3
      Continuing Intercompany Arrangements................................    4
  II. Ratification of Selection of Independent Auditors...................    5
 III. Executive Compensation..............................................    6
  IV. Vote Required.......................................................   12
   V. Proposals for 1996 Annual Meeting...................................   12
  VI. Compliance With Section 16(a) of the Securities Exchange Act........   12
 VII. Other Matters.......................................................   12

PROXY STATEMENT

FMC Gold Company
5011 Meadowood Way, Suite 200
Reno, Nevada 89502
                                                                  March 20, 1995

SOLICITATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of FMC Gold Company, a Delaware corporation ("FMC Gold" or the "Company") from holders of the Company's outstanding shares of common stock, par value of $.01 per share (the "Common Stock") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice. Proxies furnished may be revoked by a stockholder at any time prior to their use and the shares represented by the proxies received will be voted as directed. If no direction is given, the shares will be voted as recommended by the Board of Directors.

The Company will pay all expenses connected with the solicitation of proxies. In addition to solicitation by mail, officers, directors and regular employees of the Company or FMC Corporation ("FMC") may solicit proxies by telephone, telegraph or personal call without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy material for beneficial owners.

Only holders of record of Common Stock at the close of business on March 15, 1995, are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 73,484,395 shares of Common Stock. Each of such shares is entitled to one vote.

The Annual Report of the Company for the year 1994, including financial statements, and this proxy statement and accompanying form of proxy, were mailed on March 20, 1995, to all stockholders of record as of March 15, 1995.

I. ELECTION OF DIRECTORS

Unless directed otherwise, the proxies received will be voted for the nominees named below. The management expects that all nominees will be able and willing to serve as directors. If any nominee is unable or declines to serve, the proxies will be voted for a person nominated by the present Board of Directors to fill the vacancy or the size of the Board may be reduced.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

NOMINEES FOR DIRECTOR

                                      Principal Occupation,
                  Age                  Other Directorships                 Year First
                   at                 and Position with the                 Elected
Name of Nominee  3/1/95                      Company                       a Director
- ---------------  ------               ---------------------                ----------
Larry D.          52    Chairman of the Board and Chief Executive Officer     1991
 Brady                  of the Company since November 1991; President (93)
                        and a Director (89) of FMC; Executive Vice Presi-
                        dent of FMC (89)
Robert N.         57    Chairman of the Board and Chief Executive Officer     1988
 Burt                   of the Company (89-91); Chairman of the Board and
                        Chief Executive Officer of FMC since November 1,
                        1991; President of FMC (90-93); Director of
                        Phelps-Dodge Corporation
Paul L.           64    President, Lakeside Corporation; Partner--Law Firm    1987
 Davies, Jr.            of Pillsbury, Madison & Sutro (63-89); Director of
                        FMC, Sumitomo Bank of California
Nha D. Hoang      52    Vice President--International of the Company since    1993
                        November, 1993; Director, International of FMC
                        (87-93)
Brian J.          51    President of the Company since 1987                   1987
 Kennedy
Edmund W.         80    Retired Chairman and Chief Executive Officer, Utah    1987
 Littlefield            International, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Directors who are not employees of the Company or FMC each receive an annual fee of $10,000 for service on the Board and an attendance fee of $500 for each meeting of the Board or its committees. Directors who are also officers or employees of the Company or of FMC are not entitled to any fees.

During 1994, the Board of Directors held four meetings and, except for Mr. Burt, the incumbent nominees attended at least 75 percent of all meetings of the Board and its committees.

The Board has a standing Audit Committee and a standing Compensation Committee, each consisting of Messrs. Davies and Littlefield.

The Audit Committee reviews the effectiveness of the independent public accountants and internal auditors, including the scope of their audit activities and ensures that no restrictions are placed on the scope or implementation of their audits; the fees of the independent public accountants and any significant comments or problems identified as a result of their audits; and the nature of any material changes in accounting policies or practices. The Committee also inquires into the effectiveness and adequacy of the Company's financial and accounting organization and internal controls, reviews officers' expense accounts, reviews with management and the independent public accountants the financial statements and other material included in any registration statement or annual report filed with the Securities and Exchange Commission, reviews transactions between the Company and FMC and evaluates procedures for securing and confirming compliance with the Business Conduct Guidelines. The Audit Committee, of which Mr. Littlefield is Chairman, met twice during 1994.

The Compensation Committee reviews and approves executive compensation policies and practices, and establishes the total compensation for the President-Chief Operating Officer. In addition, the Committee approves participants in the Company's long term incentive plan, financial targets for performance awards, and the form and amounts of awards to be made under the plan. The Compensation Committee, of which Mr. Davies is Chairman, met twice during 1994.

The Board does not have a standing nominating committee.

SECURITY OWNERSHIP OF THE COMPANY

Management. The following table shows, as of March 1, 1995, the number of shares of Common Stock of the Company and shares of Common Stock of FMC beneficially owned by each director and nominee, each of the persons named in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

                                                       Amount and Nature of
                                                            Beneficial
                                                           Ownership(1)
                                                       --------------------
                                                       FMC Gold     FMC
      Name of Beneficial Owner                         Company  Corporation
      ------------------------                         -------- -----------
      Steven E. Baginski                                27,207        135(2)
      Donald L. Beckwith                                   500      3,876(2)
      Larry D. Brady                                     3,000     86,040(2)
      Robert N. Burt                                     1,000    133,672(2)
      Paul L. Davies, Jr.                                1,000     38,551(2)(3)
      Nha D. Hoang                                          --      3,848(2)
      Robert A. Horn                                        --         85(2)
      Brian J. Kennedy                                     700     10,368(2)
      Edmund W. Littlefield                              3,600         --
      All directors and executive officers as a group
       (10 persons)                                     37,107    286,255(2)

- --------
(1) Each of the individuals referred to holds less than 1 percent of the outstanding Company Shares and FMC Shares. Except as noted, all reported shares are owned of record and beneficially.
(2) Includes (i) shares held directly, (ii) shares held by the FMC Employees' Thrift and Stock Purchase Plan and (iii) shares subject to options that are exercisable. Item (ii) and (iii) in the aggregate are: Mr. Beckwith, 3,876 shares; Mr. Brady, 71,340 shares; Mr. Burt, 87,191 shares; Mr. Hoang, 3,848 shares; Mr. Kennedy, 10,368 shares; Mr. Horn, 85 shares; and for all directors and officers as a group, 186,388 shares.
(3) Includes 25,000 shares owned by Mr. Davies as direct beneficial owner; 4,500 shares held in trust of which Mr. Davies is the trustee or a co-trustee; and 7,000 shares owned by Mr. Davies' wife. Mr. Davies disclaims beneficial interest in 9,500 of these shares. Also includes 2,051 shares credited to Mr. Davies' account under the FMC Deferred Stock Plan for Non-Employee Directors.

Certain Other Beneficial Owners. The following table shows the name and address of each person known to the Company to own more than 5 percent of the Company's outstanding shares of Common Stock as of March 1, 1995:

                                                        Amount and
                                                        Nature of       Percent
                     Name and Address                   Beneficial        of
                    of Beneficial Owner                 Ownership        Class
      -----------------------------------------------   ----------      -------
      Meridian Minerals Company                          8,000,000(1)    10.9%
      5613 DTC Parkway
      Englewood, Colorado 80111
      FMC Corporation                                   58,790,700(2)    80.0%
      200 East Randolph Drive Chicago, Illinois 60601

- --------
(1) Meridian Minerals, a subsidiary of Burlington Resources, Inc., acquired these shares as part of the acquisition by the Company in 1990 of Meridian Gold Company.
(2) Includes six million shares held of record by FMC Wyoming Corporation, a wholly owned subsidiary of FMC.

CONTINUING INTERCOMPANY ARRANGEMENTS

The following discussions are summaries of the management services and tax allocation agreements between the Company and FMC.

Management Services Agreement. Effective as of May 2, 1987, the Company entered into a management services agreement (the "Management Services Agreement") with FMC pursuant to which FMC has agreed to furnish executive, administrative, financial, accounting, legal, environmental, tax, research and development, employee benefits plan, risk management and certain other services to the Company upon the Company's request. The nature and extent of the services provided by FMC under the Management Services Agreement are similar to those historically provided by FMC. The Management Services Agreement is terminable as of the end of any year by either party upon 60-days written notice. The Company compensates FMC at FMC's direct and indirect cost, including allocated overhead, for services provided by FMC. Overhead allocations have been (and FMC has advised the Company that such allocations are expected to continue to be) based, among other things, on the level of Company sales compared with aggregate FMC sales.

The Management Services Agreement also provides for the use of the services of certain of the Company's employees (primarily geologists) by FMC on a similar cost compensation basis. The Company believes that all determinations with respect to direct and indirect costs (including allocated overhead) under the Management Services Agreement have been made by FMC in a manner that is fair and reasonable in the circumstances. FMC will also determine which personnel are available to provide services for the Company. The Company's financial statements reflect costs of $1.6 million for the year ended December 31, 1994, computed in accordance with the Management Services Agreement.

Principally as a cash management device, the Management Services Agreement also provides for intercompany loans of excess cash to FMC or from FMC to the Company. Any such advances are repayable on a demand basis and bear interest at a rate equal to FMC's then current weighted average borrowing cost on debt of like maturity or investing rate for the relevant period.

Tax Allocation Agreement. The Company has been included in the consolidated Federal income tax return filed by FMC as the common parent for itself and its other subsidiary companies for all tax periods ending on or before May 15, 1990. Effective May 15, 1990, the Company began to file separate consolidated federal tax returns on a stand-alone basis. For taxable years beginning with 1988 and ending May 15, 1990, the Company and FMC have entered into an agreement (the "Tax Agreement"), which provided generally that the Company would pay to FMC amounts of regular Federal income tax equal to the tax the Company would then have been required to pay if it had filed a separate return and would pay such amount whether or not FMC was in a current taxpaying position. The Company was also liable to FMC for a percentage of consolidated return alternative corporate minimum tax liability, if any, even in those cases where the Company was not liable for alternative corporate minimum tax on a separate return basis.

In case of carrybacks of the Company's losses or credits to years ending on or before May 15, 1990 in which the Company could have utilized such loss or credit, FMC will pay to the Company amounts equal to the refunds arising from such carrybacks that the Company would then have been entitled to receive had it filed separate Company returns. The Company believes that all determinations under the Tax Agreement have been made by FMC in a manner that is fair and reasonable in the circumstances. The Company also has a continuing agreement with FMC covering state income taxes.

Purchase of Products and Other Arrangements. In the ordinary course of business, the Company and its Jerritt Canyon joint venture purchase certain products from FMC (principally sodium cyanide for the Paradise Peak and Royal Mountain King operations and soda ash for the Jerritt Canyon mill). In 1994 purchases of sodium cyanide amounted to $1.9 million, and there were no purchases of soda ash. All purchases (and any other transactions between the Company and FMC that are not specifically discussed above) were on terms no less favorable than the Company believes could be obtained from an unaffiliated third party, giving due consideration where appropriate to the Company's status as a long-term and preferred customer of FMC.

II. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

KPMG Peat Marwick, LLP, which served as independent auditors for the Company in 1994, has been recommended by the Audit Committee of the Board to act in that capacity in 1995. A representative of KPMG Peat Marwick, LLP is expected to be present at the meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK, LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1995.

III. EXECUTIVE COMPENSATION

The following tables, charts and narrative show all compensation that has been awarded or paid to or earned by the Chief Executive Officer and each executive officer whose total salary and bonus in 1994 exceeded $100,000:

SUMMARY COMPENSATION TABLE

                                                    Long Term
                                                   Compensation
                                    Annual     --------------------
                                 Compensation     Awards    Payouts
                                -------------- ------------ -------
                                                              (1)       (2)
                                                   (1)       LTIP    All Other
   Name And Principal           Salary  Bonus  Options/SARs Payouts Compensation
        Position           Year   ($)    ($)       (#)        ($)       ($)
           (A)             (B)    (C)    (D)       (E)        (F)       (G)
   ------------------      ---- ------- ------ ------------ ------- ------------
Larry D. Brady (3)         1994  20,741 16,386     2,430(4)     --      1,515
 Chairman of the Board,    1993  18,790  9,110        --         --     1,426
 and Chief Executive Of-
 ficer
                           1992  17,443 11,620     1,570(4)      --     1,510
Brian J. Kennedy           1994 163,728 43,715       --         --     11,258
 President                 1993 157,231 58,254        --         --    10,751
                           1992 149,740 70,978    64,600    155,520     8,433
Donald L. Beckwith         1994 118,879 19,615       --         --      8,145
 Vice President--Opera-
 tions                     1993 118,879 42,261        --         --     7,984
                           1992 114,962 49,319    38,600     99,790     6,174
Steven E. Baginski (5)     1994 107,100 20,081       --         --      3,391
 Vice President--Finance   1993  52,500 16,209       --         --      1,531
                           1992     --     --        --         --        --
Nha D. Hoang (5)           1994 159,589 38,780       --         --     10,788
 Vice President--Interna-
 tional                    1993  52,410 51,875    26,000        --     10,637
                           1992     --     --        --         --        --
Robert A. Horn (5)         1994 114,583 33,750    19,000        --      4,687
 Vice President--Explora-
 tion                      1993     --     --        --         --        --
                           1992     --     --        --         --        --

- --------
(1) Executive officers who were granted options after 1991 were also granted contingent performance awards which become payable, in cash, in 1996 only if (i) the Compensation Committee determines that the options then have little or no value, (ii) the officer has continued in the employment of the Company, and (iii) performance objectives established by the Committee are achieved. The amounts of such contingent awards were $124,800 for Mr. Kennedy and $74,600 for Mr. Beckwith. LTIP payments in 1992 are the contingent cash awards granted in 1988 in tandem with stock options which, on December 31, 1992, had no value.

(2) Consists of Company matching payments to Thrift (401(k)) plans.

(3) All compensation shown for Mr. Brady represents allocations to the Company under the Management Services Agreement.

(4) Allocated portion of options to purchase FMC Common Stock granted by FMC.

(5) Messrs. Baginski and Hoang joined the Company in 1993. Mr. Horn joined the Company in 1994.

OPTION GRANTS IN LAST FISCAL YEAR

Shown in the table below is information on grants of stock options pursuant to the Company's Long-Term Incentive Compensation Plan during 1994 to the officers named in the Summary Compensation Table. The table also shows the value of such options, if any, will be .3 percent of the increase in value to the other stockholders of the Company.

                        Individual Grants
- ------------------------------------------------------------------
                                Percent of                           Potential Realizable Value at
                                  Total                              Assumed Annual Rates of Stock
                       Options Options/SARs                        Appreciation for Option Term (1)
                       Granted  Granted to  Exercise or            ---------------------------------
                       in 1994 Employees in Base Price  Expiration  0%        5%            10%
                         (#)   Fiscal Year    ($/SH)       Date     ($)       ($)           ($)
      Name (A)           (B)       (C)          (D)        (E)      (F)       (G)           (H)
- ---------------------  ------- ------------ ----------- ---------- ------------------- -------------
Larry D. Brady             --       --           --           --      --            --            --
Brian J. Kennedy           --       --           --           --      --            --            --
Steven E. Baginski         --       --           --           --      --            --            --
Donald L. Beckwith         --       --           --           --      --            --            --
Nha D. Hoang               --       --           --           --      --            --            --
Robert A. Horn(2)      19,000      100         4.25      4/29/07       0        50,783       128,695
All Stockholders          N/A      N/A          N/A          N/A       0   196,409,223   497,739,495
All Optionees          19,000      100         4.25      4/29/07       0        50,783       128,695(3)
Optionee Gain as % of
 All Stockholder Gain     N/A      N/A          N/A          N/A     N/A           .03           .03

- --------
(1) The dollar amounts under these columns are the result of calculations at 0 percent and at the arbitrary 5 percent and 10 percent rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) Mr. Horn resigned in January, 1995, and all options granted to him in 1994 were cancelled.
(3) No gain to the optionees is possible without appreciation in the stock price which will benefit all stockholders commensurately.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

Shown below is further information with respect to options to purchase the Company's Common Stock. No options were exercised in 1994 by any of the named persons and, as of December 31, 1994, the exercise price applicable to all options was significantly above market price. The closing price of the Company's Common Stock at December 31, 1994, was $3.375.

                            Number of Unexercised    Value of Unexercised in
                           Options/SARs at Fiscal     the money options at
                                Year-End (#)           Fiscal Year-End ($)
                          ------------------------- -------------------------
                          Exercisable/Unexercisable Exercisable/Unexercisable
           Name (A)                  (B)                       (C)
           --------       ------------------------- -------------------------
      Larry D. Brady                 --                         --
      Brian J. Kennedy          42,200/64,600                  0/0
      Donald L. Beckwith        29,000/38,600                  0/0
      Steven E. Baginski                  0/0                  0/0
      Nha D. Hoang                   0/26,000                  0/0
      Robert A. Horn                 0/19,000                  0/0

RETIREMENT PLANS

Under the Pension Plan and its supplements, "covered remuneration" includes only the remuneration appearing in Columns (C) and (D) of the Summary Compensation Table on page 6. The following table shows the estimated annual retirement benefits under the Pension Plan for eligible salaried employees (including officers) payable to employees at various salary levels who retire in 1994 at age 65 (normal retirement age) for representative years of service. The amount shown will not be reduced by Social Security benefits or other offsets. Payment of benefits shown is contingent upon continuance of the present provisions of the Pension Plan until the employee retires.

                               PENSION PLAN TABLE

                                      Estimated Annual Retirement Benefits for
                                             Years of Service Indicated
                                     -------------------------------------------
                                       15
      Final Average Earnings          Years  20 Years 25 Years 30 Years 35 years
      ----------------------         ------- -------- -------- -------- --------
        $ 50,000.................... $ 9,306 $ 12,408 $ 15,510 $ 18,612 $ 21,714
         150,000....................  31,806   42,408   53,010   63,612   74,214
         250,000....................  54,306   72,408   90,510  108,612  126,714
         350,000....................  76,806  102,408  128,010  153,612  179,214

Final average earnings in the above table means the average of covered remuneration for the highest 60 consecutive calendar months out of the 120 calendar months immediately preceding retirement. Benefits applicable to a number of years of service or final average earnings different from those in the above table, or to a person who retires after 1994, are equal to the sum of
(A) 1 percent of allowable Social Security Covered Compensation ($25,920 for a participant retiring at age 65 in 1995) times years of credited service and (B)
1.5 percent of the difference between final average earnings and allowable Social Security Covered Compensation times years of credited service. ERISA limits the annual benefits that may be paid from a tax-qualified retirement plan. Accordingly, as permitted by ERISA, the Company has adopted supplemental arrangements to maintain total benefits upon retirement at the levels shown in the table. At March 15, 1995, Messrs. Kennedy, Beckwith, Baginski and Hoang had, respectively, 21, 15, 2 and 10 years of credited service under the Plan. Mr. Horn resigned in January, 1995.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

FMC Gold's executive compensation program is designed to align total compensation with shareholder interests. The program:

  . Incents and rewards executives for sound business management and improvement in shareholder value.

  . Balances its components so that annual financial and longer term strategic objectives are recognized.

  . Requires achievement of objectives within a "high performance" environment to be rewarded financially.

  . Attracts, motivates and retains executives necessary for the long-term success of FMC Gold.

The program comprises three compensation components--base salary, variable incentive awards (annual bonus) and long-term incentive awards (stock options).

Base Salary. FMC Gold uses external survey sources provided by MCS-777, Hewitt Associates and Wyatt Mining Industry survey to set competitive compensation levels (salary ranges) for its executives. These databases cover most companies in the Fortune 500 and many competitors in the mining industry. Companies in the S&P Gold Index are well represented.

Salary ranges for FMC Gold executives are established that relate to similar positions in other companies of comparable size and complexity. Within these ranges, target performance levels are delineated to recognize different levels of performance ranging from a "learner" or "needs improvement" level to an "exceptional" level. Base salaries are established after evaluating an employee's overall contribution to the Company, including his or her performance against objectives agreed to at the beginning of the period. The importance of each item will vary from year to year depending on what needs to be emphasized that year. During 1994, emphasis was placed on the strategic direction for the Jerritt Canyon mine, development of foreign and United States exploration properties and effective management of the closure of the Paradise Peak and Royal Mountain King mines.

The starting placement in salary range is a function of an employee's contribution (i.e., skills, experience and expertise, and anticipated job performance). Each year, performance is evaluated against mutually agreed-upon objectives and performance standards that may, in large part, be highly subjective; a performance rating is established; and a salary increase may be granted. Salary ranges are set for executive positions after evaluation of the relative importance of each position to the organization and upon review of external salary information from comparable companies with similar positions. Comparisons are made with salaries paid at 25 percent, 50 percent and 75 percent of the survey data, as appropriate. Mr. Kennedy's salary may vary around the 50th percentile of the companies surveyed, taking into account the size and complexity of those companies surveyed and his performance.

B.J. Kennedy has served as President since 1987. In determining his salary increase for 1994, the Compensation Committee considered the Company's creative reclamation approaches at the Paradise Peak and Royal Mountain King properties; its good progress in developing exploration properties; and continued administrative cost-saving measures. His 1994 performance included his strategic efforts in working effectively with the majority partner at the Jerritt Canyon mine and in continuing the Company's exploration initiatives outside of North America.

Variable Incentive Award (annual bonus). All executives participate in the Company's Management Incentive Plan. Achievement of high standards of business and individual performance are rewarded financially, and significant compensation is at risk for failing to meet those high standards. At the executive level target incentives range from 25-30 percent of base salary, while the actual payments can range from zero to twice the target incentive based on performance, and are calculated by comparing financial performance and individual strategic performance to objectives established for the year.

Business performance was weighted at 40 percent of the total and is evaluated against an Operating Profit After Tax target. Strategic performance, weighted at 60 percent, is measured against key strategic objectives which focused on globalization, profitable growth and diversity, as well as exploration and gold discovery. In 1994, neither OPAT nor strategic performance targets were met.

Long-term Incentive Awards. The Company's long-term incentive plan is designed to link closely the long-term reward of executives with increases in shareholder value. While giving broad discretion to the Committee to select appropriate types of awards, it has consisted of a combination of non-qualified stock options and a conditional dollar award payable only if the stock option has little or no value at the end of a four-year period, performance criteria are met and the Compensation Committee approves payment. The award vesting period is four years, with an option term of 15 years. Certain executives of the Company, typically the financial officers, have been regarded as having career opportunities throughout FMC Corporation, the Company's parent, and are therefore given awards under FMC's long-term plan rather than under the Company's plan. Those awards generally are structured and calculated in the same manner as under the Company's plan.

To determine the number of options to be granted to an executive, the Committee first multiplies the midpoint of the salary range for an executive's salary grade by a percentage applicable to that grade (ranging from 20 percent to 50 percent) and divides that product by the then current market price for the Company's shares. The Committee then applies a multiple based on comparative data, individual contributions and potential and current business conditions. In recent years that multiple has ranged from one to three. In approving grants under the Plan, the number of options previously awarded to and held by executive officers is considered but is not regarded as a significant factor in determining the size of current option grants.

Performance targets applicable to the conditional dollar award have been subjective, requiring the Committee to assess the performance of a participant in terms of shareholder value improvement using criteria such as relative share price performance, gold reserve additions, operating performance and other considerations the Committee deems appropriate. No conditional dollar awards were paid in 1994.

Awards to persons named in the Summary Compensation Table and other executive officers are generally made every four years; no awards were made in 1994 except for one newly elected officer.

The $1 million cap on tax-deductible compensation is not an issue for FMC Gold since the total compensation of its executives does not reach that level.

The preceding report has been furnished by the following members of the Compensation Committee:

                         Paul L. Davies, Jr., Chairman
                            Edmund W. Littlefield

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite 500 Stock Index and the S&P Gold Index for the period of five fiscal years commencing January 1, 1990 and ended December 31, 1994.

                                      LOGO

 DECEMBER 31    1989  1990   1991   1992   1993   1994
- -------------------------------------------------------
 FMC GOLD  ^   100.00 80.66  44.64  40.62  47.84  31.21
- -------------------------------------------------------
 S&P 500  .    100.00 96.89 126.42 136.05 149.76 151.74
- -------------------------------------------------------
 S&P GOLD  ^   100.00 88.31  71.73  66.98 122.70  99.13

Assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1989, and that all dividends were reinvested.

IV. VOTE REQUIRED

Under Delaware law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the seven nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors by the holders of the Company's Common Stock entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the action proposed in item II of this Proxy Statement.

Under Delaware law and the Company's Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "FOR", "AGAINST", or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of item II, and the total number of votes cast "FOR" that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting and broker non-votes on a matter have the same legal effect as a vote "against" the matter.

V. PROPOSALS FOR 1996 ANNUAL MEETING

Stockholder proposals for the 1996 Annual Meeting must be received at the principal executive offices of the Company not later than November 20, 1995, for inclusion in the 1996 proxy statement and form of proxy.

VI. COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. The Company has undertaken the preparation and filing of such reports on behalf of its officers and directors.

Based solely on the Company's review of the forms it has filed and copies of such forms it has received, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1994.

VII. OTHER MATTERS

The Board does not know of any other business which may be presented for consideration at the meeting. If any business not described herein should come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

                                        Robert L. Day
                                        Secretary

                               FMC Gold Company
                              5011 Meadowood Way
                              Reno, Nevada 89502

- -------------------------------------------------------------------------------

                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 1995
                              AND PROXY STATEMENT

- -------------------------------------------------------------------------------

                                     LOGO

                               FMC GOLD COMPANY

PROXY                          FMC GOLD COMPANY
                                                                          LOGO

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Larry D. Brady, Brian J. Kennedy and Robert L. Day, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Gold Company which the undersigned is entitled to vote at the annual meeting of stockholders of FMC Gold Company to be held on May 3, 1995 at the Gold Room of The Stanford Court Hotel, Nob Hill, San Francisco, California, at 11:00 A.M. or any adjournment thereof.


               NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

 --                            FMC GOLD COMPANY                              --

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

[                                                                              ]

1.ELECTION OF SEVEN DIRECTORS--
  Nominees: L. D Brady, Robert N. Burt, Paul L. Davies, Jr., Nha D. Hoang, Brian
  J. Kennedy and Edmund W. Littlefield. (Except nominee(s) written below).

                                 For All
 For [_]      Withheld [_]       Except  [_]


2. Ratification of the Appointment of Independent Auditors.

 For  [_]      Against  [_]      Abstain [_]



- --------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
                                         ---

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                             Dated: ___________________ , 1995


Signature(s)____________________________________________________________________


- --------------------------------------------------------------------------------


Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.